EXHIBIT 99.2

FOR IMMEDIATE RELEASE


L90, Inc. Contact:      Peter Huie
                        (310) 751-0184
                        phuie@L90.com


         L90 Provides Additional Information on Internal Investigation


LOS ANGELES, March 12 /PRNewswire-FirstCall/ -- L90, Inc. (Nasdaq: LNTY - news), an online media and direct marketing company, today provided additional information on the status of the ongoing internal investigation by the Company and the Audit Committee of its board of directors in response to the previously announced Securities and Exchange Commission investigation of the Company, and the request for information from Nasdaq Listing Investigations.

As previously disclosed in a press release on February 4, 2002, the documents and information requested by the Commission and Nasdaq relate primarily to the Company's financial records. Given the nature of these inquiries, the internal investigation is principally focused on two transactions between the Company and homestore.com, Inc. in the second and third quarters of 2001, any barter transactions involving the Company, and any other transactions of a similar nature, to determine whether the Company's revenues may have been overstated or misstated during previous periods.

The special counsel to the Audit Committee of the Company's board of directors has engaged a forensic accounting firm to assist in the internal investigation. The Company estimates that the internal investigation, which is progressing as rapidly as possible, will not be completed until another two to three weeks. The Company continues to fully cooperate with the Commission's investigation and Nasdaq's information request.

About L90

L90 is an online media and direct marketing company that works with marketers and publishers to build valuable relationships with customers on the Internet. L90 provides advertisers with brand name sites, network reach, and innovative programs for online advertising and direct marketing. L90 has advertising representation relationships with Web sites that are grouped into targeted channels, such as Automotive, Entertainment and Travel, which offer marketers an attractive platform to target consumers. The company also creates innovative advertising programs that include a suite of digital marketing tools, called ProfiTools. ProfiTools include sponsorships, opt-in e-mail, newsletters, content integration, micro-sites and sweepstakes and help marketers achieve their goals of branding, customer acquisition, sales, traffic and customer retention. Headquartered in Los Angeles, L90 has additional offices in New York, San Francisco, Chicago, Miami, and Seattle.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the business of L90 may suffer due to uncertainty; and other risks that are described from time to time in L90's Securities and Exchange Commission reports (including but not limited to the annual report on Form 10-K for the year ended December 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, L90's results could differ materially from L90's expectations in these statements. L90 assumes no obligation and does not intend to update these forward-looking statements.